EXHIBIT 99.1

Xenith Bankshares, Inc. Reports Year-Over-Year Balance Sheet and Profitability Growth in First Quarter 2013

RICHMOND, Va., May 1, 2013 (GLOBE NEWSWIRE) -- Xenith Bankshares, Inc. (Nasdaq:XBKS), parent company of Xenith Bank, a business-focused bank serving the Greater Washington, D.C., Richmond and Greater Hampton Roads, Virginia markets, today announced financial results for the quarter ended March 31, 2013. Net income was $418,000, or $0.04 per common share, in first quarter 2013, compared to $312,000, or $0.03 per common share, in first quarter 2012. Pre-tax net income more than doubled to $663,000 in first quarter 2013 compared to $312,000 in first quarter 2012. The company reported no income tax expense in first quarter 2012.

First Quarter 2013 Highlights

  Book value per common share at March 31, 2013 increased nearly 10% to $7.57 compared to $6.91 at March 31, 2012, while tangible book value per common share1 rose to $6.05 compared to $5.35 at March 31, 2012.
  Shareholders' equity was $87.77 million at March 31, 2013, up 9%, compared to $80.59 million at March 31, 2012.
  Total assets increased 17% to $579.85 million at March 31, 2013, from $495.19 million at March 31, 2012.
  Net loans, including loans held for sale, were $440.96 million at March 31, 2013, up 25%, compared to $354.08 million at the end of prior year's first quarter.
  Total deposits grew to $468.80 million at March 31, 2013 compared to $392.26 million at the end of the prior year's first quarter, providing additional low-cost core funding for the company's lending activities. Noninterest-bearing demand deposits increased to $75.88 million at March 31, 2013 compared to $53.30 million at March 31, 2012. Demand and money market account balances grew 31% between March 31, 2012 and March 31, 2013.
  Net interest income after provision for loan and lease losses was $4.84 million for first quarter 2013 compared to $4.71 million for first quarter 2012, the increase primarily reflecting interest income generated from loan growth and a stable loan loss provision.
  Asset quality improved with net charge-offs as a percentage of average loans held for investment of 0.04% for first quarter 2013, compared to 0.13% for first quarter 2012.
  The ratio of nonperforming assets to total assets was 0.89% at March 31, 2013 compared to 1.26% at March 31, 2012 and 0.95% at year-end 2012.
  Capital ratios remained above regulatory standards for "well-capitalized" banks, with a Tier 1 leverage ratio of 12.2%, a Tier 1 risk-based capital ratio of 14.6%, and a total-risk based capital ratio of 15.8% at March 31, 2013.

T. Gaylon Layfield, III, President and Chief Executive Officer, commented: "Xenith demonstrated in the first quarter its ability to continue building shareholder value, as reflected by the company's growth in book value, earnings, loans, and deposits. While the rate of our organic loan growth was less than we would have liked in the first quarter, we believe that we continued making progress building an asset-sensitive balance sheet that we expect will perform well as interest rates rise in the future. Further, we have seen growth in noninterest bearing deposits, which are adding value to the Xenith franchise."

Layfield continued: "During the past year, we have added to our underwriting, risk and credit management capabilities to position the bank to effectively manage substantial organic growth and growth through the acquisition and integration of other institutions. We expanded our electronic treasury management services to enhance our capabilities and broaden customer relationships. We also have an ongoing initiative to enhance our enterprise risk management infrastructure and governance oversight, which we believe already compare favorably to similarly sized financial institutions."

"We have shown our ability to integrate acquisitions and satisfactorily resolve problem loans and move forward expeditiously," he explained. Layfield noted that the company continues its efforts to improve asset quality, almost exclusively related to acquired loans.

"We have particularly promising opportunities to grow our business in the Greater Washington D.C. region, and we believe our prior success in integrating acquired institutions provides management confidence in its ability to execute additional prudent acquisitions in the future. Acquisitive growth throughout the company's target markets remains an important part of our long-term strategy, and we believe that we have the management and infrastructure to support expansion. We continue to look for the right opportunities that will represent a win for all concerned, particularly our shareholders."

Operating Results

Interest income for the three months ended March 31, 2013 was $6.19 million compared to $6.12 million for the three months ended March 31, 2012. This growth reflected total average interest-earning assets of $548.78 million in the 2013 period, a 19% increase, compared to $461.09 million in first quarter 2012, partially offset by lower asset yields driven by the continuing low interest rate environment. Average interest-earning assets as a percentage of total assets were 95.1% and 95.4%, respectively, in the first quarters of 2013 and 2012.

A decline in total interest expense to $939,000 in first quarter 2013 compared to $1.06 million in first quarter 2012 was primarily the result of the company's re-pricing of interest-bearing deposit accounts and addition of noninterest-bearing direct deposit accounts.

Net interest margin in first quarter 2013 was 3.83% compared to 4.39% in first quarter 2012, primarily reflecting ongoing margin pressure caused by the continued low interest rate environment and the impact of lower accretion from discounts on acquired loans. The company's cost of funds fell to 91 basis points in first quarter 2013 compared to 1.21% in the first quarter of 2012.

Noninterest income increased 86% to $660,000 in first quarter 2013 compared to $355,000 in first quarter 2012. The company's noninterest income in first quarter 2013 included a one-time $346,000 gain on the sale of collateral related to an acquired impaired loan.

Noninterest expenses in first quarter 2013 increased 2% to $4.84 million compared to $4.75 million in first quarter 2012, primarily reflecting increased compensation and benefits related to hiring relationship managers and support personnel to drive and support continued growth. "We have carefully managed and controlled overall operating expenses, though we feel it is imperative to attract and retain the best bankers as this is at the core of building the Xenith franchise," Layfield noted. "Our strong team of very experienced bankers is well-prepared to manage a growing and significantly larger financial institution. For example, our investment in building the company's enterprise risk management function will enhance our productivity and ability to expand at higher growth rates in a prudent manner."

Balance Sheet and Asset Quality

The company grew total assets to $579.85 million at March 31, 2013, an increase from $495.19 million at March 31, 2012 and $563.21 million at December 31, 2012. Total deposits were $468.80 million at March 31, 2013 compared to $392.26 million at March 31, 2012 and $453.23 million at December 31, 2012. The increase in deposits was primarily in demand and money market accounts reflecting the company's strategy of growing core deposits.

Demand and money market deposits increased to $325.06 million compared to $247.91 million at March 31, 2012 and $317.53 million at December 31, 2012, and time deposits rose to $139.21 million compared to $131.64 million at December 31, 2012. "Our ability to add lower cost deposits remains a key component of our strategy to build Xenith's core deposit base while managing exposure to wholesale funding sources," Layfield noted.

Loans held for investment after allowance for loan losses at March 31, 2013 were $372.05 million compared to $324.98 million at March 31, 2012 and $379.01 million at December 31, 2012. Loans held for sale, which are the company's mortgage warehouse loans, were $68.91 million at March 31, 2013 compared to $80.87 million at December 31, 2012, reflecting a seasonal decline in mortgage lending activity and a cyclical decline in refinancing activity, but an increase from $29.10 million at March 31, 2012, when the company began participating in the program.

"We seek to maintain balance and diversity in our loan portfolio, so we remain selective with regard to loan originations and portfolio mix," explained Layfield. "We want to balance commercial real estate and consumer lending with C&I lending, and as a result, more than 50% of our portfolio consisted of C&I loans at March 31, 2013. Along with portfolio diversification, we have also worked to manage our interest rate risk by developing an asset-sensitive balance sheet as the majority of our loan portfolio consists of variable-rate credits."

Balance sheet quality reflects continued improvement. The ratio of nonperforming assets to total assets was 0.89% at March 31, 2013 compared to 1.26% at the end of the prior year's first quarter and 0.95% at December 31, 2012. The company's allowance for loan and lease losses to non-accrual loans was 104% at the end of the first quarter of 2013 compared to 72% at the end of the same period in 2012.

Layfield concluded: "We are competing effectively for loans, deposits, and business banking services in our target markets. Economic conditions continue to be soft in Richmond and Greater Hampton Roads, although these remain stable and attractive long-term markets. The Greater Washington D.C. market remains strong and presents us with excellent opportunities. Our market share is small, but our team is quite experienced, particularly in the government contractor lending business. We see upside in that target market given some of the consolidation that continues to occur."

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of March 31, 2013, the Company had total assets of $579.9 million and total deposits of $468.8 million. Xenith Bank's target markets are Greater Washington, DC, Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas. The Company is headquartered in Richmond, Virginia and currently has six branch locations in Tysons Corner, Richmond and Suffolk, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol "XBKS."

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares' business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares' public filings with the Securities and Exchange Commission, including those outlined in Part I, Item 1A, "Risk Factors" of Xenith Bankshares' Annual Report on Form 10-K for the year ended December 31, 2012. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

1 Please see the discussion of non-GAAP financial measures at the end of the financial tables.

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2013 AND DECEMBER 31, 2012

	(Unaudited)
(in thousands, except share data)	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents
Cash and due from banks	$ 44,721	$ 9,457
Federal funds sold	7,548	2,906
Total cash and cash equivalents	52,269	12,363
Securities available for sale, at fair value	53,278	57,551
Loans held for sale	68,905	80,867
Loans held for investment, net of allowance for loan and lease losses, 2013 -- $5,099; 2012 -- $4,875	372,052	379,006
Premises and equipment, net	5,436	5,397
Other real estate owned	276	276
Goodwill and other intangible assets, net	15,898	15,989
Accrued interest receivable	1,514	1,606
Deferred tax asset	4,021	4,094
Other assets	6,204	6,057
Total assets	$ 579,853	$ 563,206
Liabilities and Shareholders' Equity
Deposits
Demand and money market	$ 325,060	$ 317,526
Savings	4,528	4,069
Time	139,210	131,636
Total deposits	468,798	453,231
Accrued interest payable	224	232
Borrowings	20,000	20,000
Other liabilities	3,059	2,196
Total liabilities	492,081	475,659
Shareholders' equity
Preferred stock, $1.00 par value, $1,000 liquidation value, 25,000,000 shares authorized as of March 31, 2013 and December 31, 2012; 8,381 shares issued and outstanding as of March 31, 2013 and December 31, 2012	8,381	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of March 31, 2013 and December 31, 2012; 10,488,060 shares issued and outstanding as of March 31, 2013 and December 31, 2012	10,488	10,488
Additional paid-in capital	71,578	71,414
Accumulated deficit	(3,263)	(3,660)
Accumulated other comprehensive income, net of tax	588	924
Total shareholders' equity	87,772	87,547
Total liabilities and shareholders' equity	$ 579,853	$ 563,206

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

(in thousands, except per share data)	March 31, 2013	March 31, 2012
Interest income
Interest and fees on loans	$ 5,860	$ 5,616
Interest on securities	250	436
Interest on federal funds sold and deposits in other banks	78	71
Total interest income	6,188	6,123
Interest expense
Interest on deposits	584	680
Interest on time certificates of $100,000 and over	263	285
Interest on federal funds purchased and borrowed funds	92	92
Total interest expense	939	1,057
Net interest income	5,249	5,066
Provision for loan and lease losses	411	360
Net interest income after provision for loan and lease losses	4,838	4,706
Noninterest income
Service charges on deposit accounts	94	59
Net gain (loss) on sale and write-down of other real estate owned and other collateral	346	(9)
Gains on sales of securities	159	219
Other	61	86
Total noninterest income	660	355
Noninterest expense
Compensation and benefits	2,958	2,831
Occupancy	364	389
FDIC insurance	99	90
Bank franchise taxes	197	150
Technology	387	416
Communications	61	72
Insurance	74	75
Professional fees	253	247
Other real estate owned	2	2
Amortization of intangible assets	91	91
Other	349	386
Total noninterest expense	4,835	4,749
Income before income tax	663	312
Income tax expense	245	--
Net income	418	312
Preferred stock dividend	(21)	(21)
Net income available to common shareholders	$ 397	$ 291
Earnings per common share (basic and diluted):	$ 0.04	$ 0.03

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
($ in thousands, except per share data)

PERFORMANCE RATIOS	Quarter Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012	2012
Net interest margin (1)	3.83%	4.18%	4.54%	4.75%	4.39%	4.47%
Return on average assets (2)	0.29%	0.24%	4.38%	0.67%	0.26%	1.42%
Return on average common equity (3)	2.10%	1.68%	31.86%	4.56%	1.73%	9.89%
Efficiency ratio (4)	82%	80%	75%	76%	88%	80%
Net income	$ 418	332	5,903	832	312	7,379
Earnings per common share (basic and diluted)	$ 0.04	0.03	0.56	0.08	0.03	0.70

(1) Net interest margin is the percentage of net interest income divided by average interest-earning assets.
(2) Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3) Return on average equity is net income for the respective period (annualized for quarter periods) divided by average equity for the respective period.
(4) Efficiency ratio is non-interest expenses divided by the sum of net interest income and non-interest income.

ASSET QUALITY RATIOS	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Net charge-offs as a percentage of average loans held for investment	0.04%	0.35%	0.28%	0.23%	0.13%
Allowance for loan and lease losses (ALLL) as a percentage of total loans held for investment (1)	1.35%	1.27%	1.37%	1.32%	1.26%
ALLL plus remaining discounts (fair value adjustments) on acquired loans as a percentage of total loans held for investment (2)	3.31%	3.32%	3.91%	4.48%	4.67%
ALLL to nonaccrual loans (1)	104.35%	96.16%	95.94%	77.15%	71.98%
Nonperforming assets as a percentage of total loans held for investment	1.37%	1.39%	1.52%	1.86%	1.89%
Nonperforming assets as a percentage of total assets	0.89%	0.95%	0.93%	1.16%	1.26%

(1) ALLL excludes discounts (fair value adjustments) on acquired loans.
(2) Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (fair value adjustments) on acquired loans held for investment divided by the sum of total loans held for investment and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL RATIOS	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Tier 1 leverage ratio	12.23%	12.90%	13.02%	13.35%	13.53%
Tier 1 risk-based capital ratio	14.60%	15.39%	17.01%	16.24%	16.70%
Total risk-based capital ratio	15.75%	16.52%	18.24%	17.41%	17.80%
Book value per common share (1)	$ 7.57	7.55	7.54	7.01	6.91
Tangible book value per common share (2)	$ 6.05	6.02	6.00	5.46	5.35

(1) Book value per common share is total shareholders' equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2) Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders' equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012	2012
Total assets	$ 577,050	558,133	539,544	495,602	483,393	519,330
Loans held for sale	$ 66,434	72,676	75,396	45,451	4,255	49,579
Loans held for investment, net of allowance for loan and lease losses	$ 369,688	351,335	333,346	324,882	320,251	332,507
Total deposits	$ 466,018	447,829	434,640	391,591	380,570	413,808
Shareholders' equity	$ 87,907	87,623	82,485	81,368	80,521	83,010

(1) Average balances are computed on a daily basis.

END OF PERIOD BALANCES	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2013	2012	2012	2012	2012
Total assets	$ 579,853	563,206	558,011	523,594	495,190
Loans held for sale	$ 68,905	80,867	74,632	76,976	29,098
Loans held for investment, net of allowance for loan and lease losses	$ 372,052	379,006	336,495	321,991	324,980
Total deposits	$ 468,798	453,231	448,144	419,316	392,263
Shareholders' equity	$ 87,772	87,547	87,172	81,593	80,587

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
ALLL + Discount / Gross Loans	2013	2012	2012	2012	2012
Allowance for loan and lease losses	$ 5,099	4,875	4,658	4,323	4,137
Add: Discounts (fair value adjustments) on acquired loans	$ 7,631	8,133	9,040	10,764	11,799
Total ALLL + discounts on acquired loans	$ 12,730	13,008	13,698	15,087	15,936
Gross loans held for investment + discounts (fair value adjustments) on acquired loans	$ 384,782	392,014	350,193	337,078	340,916
ALLL plus discounts (fair value adjustments) on acquired loans as a percentage of total loans held for investment	3.31%	3.32%	3.91%	4.48%	4.67%

Tangible book value per common share
Total shareholders' equity	$ 87,772	87,547	87,172	81,593	80,587
Deduct: Preferred stock	$ 8,381	8,381	8,381	8,381	8,381
Common shareholders' equity	$ 79,391	79,166	78,791	73,212	72,206
Deduct: Goodwill and other intangible assets	$ 15,898	15,989	16,080	16,172	16,263
Tangible common shareholders' equity	$ 63,493	63,177	62,711	57,040	55,943
Common shares outstanding	10,488	10,488	10,447	10,447	10,447
Tangible book value per common share	$ 6.05	6.02	6.00	5.46	5.35
______________________________
Allowance for loan and lease losses (ALLL) plus discounts on acquired loans as a percentage of total loans held for investment and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that ALLL plus discounts on acquired loans held for investment is meaningful because it is one of the measures we use to assess our asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures we use to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders' equity presented on our consolidated balance sheets. Our calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
CONTACT: Thomas W. Osgood
         Executive Vice President, Chief Financial Officer,
         Chief Administrative Officer and Treasurer
         (804) 433-2209
         tosgood@xenithbank.com